UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Materials Pursuant to §240.14a-12

ALLIANZGI ARTIFICIAL INTELLIGENCE & TECHNOLOGY OPPORTUNITIES FUND

ALLIANZGI CONVERTIBLE & INCOME FUND

ALLIANZGI CONVERTIBLE & INCOME FUND II

ALLIANZGI CONVERTIBLE & INCOME 2024 TARGET TERM FUND

ALLIANZGI DIVERSIFIED INCOME & CONVERTIBLE FUND

ALLIANZGI EQUITY & CONVERTIBLE INCOME FUND

ALLIANZGI DIVIDEND, INTEREST & PREMIUM STRATEGY FUND

1633 Broadway

New York, New York 10019

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THIS FILING CONSISTS OF REMINDER LETTERS SENT TO CERTAIN SHAREHOLDERS RELATED TO THE JOINT SPECIAL MEETING OF SHAREHOLDERS, HELD ON OCTOBER 28, 2020 AND ADJOURNED UNTIL JANUARY 26, 2021, OF ALLIANZGI ARTIFICIAL INTELLIGENCE & TECHNOLOGY OPPORTUNITIES FUND, ALLIANZGI CONVERTIBLE & INCOME FUND, ALLIANZGI CONVERTIBLE & INCOME FUND II, ALLIANZGI CONVERTIBLE & INCOME 2024 TARGET TERM FUND, ALLIANZGI DIVERSIFIED INCOME & CONVERTIBLE FUND, ALLIANZGI EQUITY & CONVERTIBLE INCOME FUND, AND ALLIANZGI DIVIDEND, INTEREST & PREMIUM STRATEGY FUND, AND THE RELATED PROXY STATEMENT.

January 7, 2021

DEAR FELLOW SHAREHOLDER,

I hope you and your family are safe and healthy during this unprecedented time. We recently sent a letter informing you that AllianzGI Artificial Intelligence & Technology Opportunities Fund (“AIO” or the “Fund”) has adjourned its Special Meeting of Shareholders (the “Special Meeting”) to January 26, 2021. As described in the Special Meeting’s proxy statement, AllianzGI has agreed to a strategic partnership with Virtus Investment Partners, Inc. (“Virtus”). As part of the strategic partnership, you are being asked to consider and vote to approve a new investment advisory agreement and sub advisory agreement for the Fund.

As of today, we have not received your vote, and shareholder participation is substantially lower than normal as the COVID-19 pandemic continues. Critically, a super majority of the Fund’s investors are retail shareholders just like you. This means that without your vote and the vote of approximately 15,000 of your fellow AIO investors, it will be challenging to meet the vote requirement necessary to approve the proposals. Please take the time to vote your proxy by signing, dating and mailing the enclosed proxy card in the return envelope provided or follow the instructions on the enclosed proxy card to vote by telephone or internet.

AIO’S BOARD UNANIMOUSLY RECOMMENDS AIO SHAREHOLDERS VOTE FOR THE PROPOSALS

After careful consideration, the Fund’s Board of Trustees believes AllianzGI’s strategic partnership with Virtus is in the best interest of AIO and its shareholders. Below are a few reasons why the Board unanimously supports the proposals:

•	No changes to the Fund’s portfolio management team, investment strategies or investment processes will occur as a direct result of the strategic partnership.

•	AIO’s total expenses will be limited, so that on a net basis, expenses will be equal or lower than current expenses for a minimum of two years from the closing of the new management structure.

Virtus is a multi-boutique asset manager with approximately $44 billion in assets. The combination of AIO’s portfolio management expertise with Virtus’ investment oversight and administration capabilities is intended to benefit the fund.

Again, it is important that you take advantage of your right to vote. Please take the time to sign, date, and mail the enclosed proxy card in the postage paid return envelope or by following the phone or internet voting instructions on your proxy card. If for any reason you are hesitant to vote, please contact your Financial Advisor.

Please see reverse side

It is important that I keep you informed throughout the proxy solicitation process. I will update you weekly on the progress of the vote until your vote is recorded. I will then share any further information with you after the Special Meeting.

Lastly, you may receive a call from our proxy solicitor who can answer any questions you have regarding the strategic partnership and assist in securing your vote.

I thank you for your vote participation in advance.

SINCERELY,

THOMAS J. FUCCILLO

PRESIDENT AND CHIEF EXECUTIVE OFFICER

January 7, 2021

DEAR FELLOW SHAREHOLDER,

I wish you and your family a safe and healthy new year. I am contacting you in connection with AllianzGI Artificial Intelligence & Technology Opportunities Fund’s (“AIO” or the “Fund”) Special Meeting of Shareholders (the “Special Meeting”) that has been adjourned until January 26, 2021. As you may know from previous communications, Allianz Global Investors U.S. LLC (“AllianzGI”), the Fund’s investment manager has agreed to a strategic partnership with Virtus Investment Partners, Inc. (“Virtus”). As part of the strategic partnership, you are being asked to consider and approve a new investment advisory agreement and sub advisory agreement for the Fund. You are one of AIO’s largest shareholders and as of today, we have not received your vote on the proposals being considered at the Special Meeting.

There are a number of benefits relating to the strategic partnership between AllianzGI and Virtus. I am reaching out to invite you to discuss such benefits and answer any questions you may have relating to the proposals.

To make it easy for you, I have asked AIO’s proxy solicitor, Di Costa Partners (“DCP”), to be available to schedule a call between you and me. Please call Vincent Di Costa at (646) 764-5120 to schedule a call at a time that is convenient for you. If you do not have time to call, I suggest that you ask your Financial Advisor to schedule a call with me on your behalf to discuss the proposals.

I look forward to talking with you and/or your Financial Advisor.

Thank you.

SINCERELY,

JOE SCULL

DIRECTOR, HEAD OF BUSINESS SERVICE